UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2014 (August 29, 2014)

RCS Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35924	38-3894716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Ave., 14th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(866) 904-2988

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 29, 2014, RCS Capital Corporation (the “Company”), Validus/Strategic Capital Partners, LLC (“StratCap”), Strategic Capital Companies, LLC (“SCC”), Carter Validus Holdings I, LLC (“CVH I” and, together with SCC, the “Sellers”) and Mario Garcia, Jr., as the sellers’ representative entered into a letter agreement (the “Letter Agreement”) amending and supplementing certain terms of the Membership Interest Purchase Agreement, dated as of May 19, 2014, by and among the same parties (the “MIPA”).

The Letter Agreement was entered into in connection with the purchase by the Company all of the outstanding membership interests held by the Sellers in StratCap pursuant to the MIPA (the “StratCap Acquisition”), which was also completed on August 29, 2014 (the “Closing”), as described in more detail in Item 8.01 below.

In particular, the Letter Agreement provided for the waiver by all parties of certain conditions to closing, including the receipt of written approval by the Financial Industry Regulatory Authority (“FINRA”) of a Continuing Membership Application filed by a broker-dealer subsidiary of StratCap, SC Distributors, LLC, pursuant to FINRA (NASD) Rule 1017. Although FINRA (NASD) Rule 1017 permits such a closing to occur prior to such approval being obtained so long as the Continuing Membership Application was filed at least 30 days prior, FINRA may place interim restrictions on the Company while the Continuing Membership Application is still pending. Although the Continuing Membership Application was timely filed by SC Distributors, LLC on June 16, 2014, it was not approved by FINRA prior to the Closing. There can be no guarantee (i) that such approval will ultimately be obtained, and failure to ultimately obtain such approval could result in rescission of the StratCap Acquisition, or (ii) if such approval is granted, that it will not include any conditions.

The Letter Agreement also clarified and modified certain other provisions of the MIPA related to the timing of certain obligations of the Company and the Sellers and the treatment of certain existing obligations of the Sellers under the MIPA.

Item 3.02. Unregistered Sale of Equity Securities

The disclosure under “The StratCap Acquisition” of Item 8.01 to this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

The StratCap Acquisition

On August 29, 2014, pursuant to the terms of the MIPA as amended and supplemented by the Letter Agreement, the Company completed the StratCap Acquisition. The description of the Letter Agreement in Item 1.01 to this Current Report on Form 8-K is incorporated herein by reference.

In connection with the StratCap Acquisition, the Company paid to the Sellers at the Closing cash in the aggregate amount of $64.2 million and 464,317 shares of the Company’s Class A Common Stock, par value $0.001 per share (“Class A Common Stock”).

The shares of Class A Common Stock were offered and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) under Section 4(2) of the Securities Act and Rule 506(b) under the Securities Act. The shares of Class A Common Stock were sold to both Sellers, each of whom was an accredited investor.

In addition, the Company has agreed to make an aggregate cash payment of $10,000,000 to the Sellers on November 27, 2014.

The Company has also agreed to make earn-out payments to the Sellers following the fiscal years ended December 31, 2015 and December 31, 2016 based on 2015 EBITDA and 2016 EBITDA (as such terms are defined in the MIPA) of StratCap during those fiscal years, respectively. Fifty percent of any earn-out payment will be paid in cash and fifty percent will be paid in shares of Class A Common Stock.

Press Release

On September 2, 2014, RCAP issued a press release announcing the StratCap Acquisition. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated September 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCS Capital Corporation

Date: September 2, 2014	By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	Chief Executive Officer and Director